Exhibit 99.1

For Further Information Contact:

Geoff Grande

FD

617-747-1721

geoff.grande@fd.com

CELSION CORPORATION REPORTS THIRD QUARTER

2008 FINANCIAL RESULTS

Focus continues on the Advancement of Primary Liver Cancer and Recurrent Chest Wall Clinical Trials

Columbia, MD., November 13, 2008: Celsion Corporation (NASDAQ: CLSN) today announced financial results for its third quarter ended September 30, 2008. The Company reported a net loss from continuing operations of $4.3 million, or $0.43 per diluted share, compared to a net loss from continuing operations of $3.7 million, or $0.34 per diluted share, for the third quarter of 2007. When factoring in discontinued operations in 2007, the Company reported a net loss of $3.6 million, or $.34 per diluted share, in the third quarter ended September 30, 2007.

Recent Celsion Milestones:

•                  Announced that site initiation is tracking well against Celsion’s most recent projections in its global Phase III Primary Liver Cancer trial. The Company anticipates that a Clinical Trial Agreement will be obtained in China by the end of 2008 in addition to the regulatory approval already received in Hong Kong, Taiwan, Korea, Canada, and Italy.

•                  Continued to make progress in accelerating Celsion’s Recurrent Chest Wall (RCW) cancer trial and anticipate initiating the pivotal Phase II study before the end of this year.

•                  Signed a joint research agreement with Philips to explore the potential for using investigational magnetic resonance imaging (MRI)-guided high intensity focused ultrasound (HIFU) system in combination with Celsion’s leading drug candidate, ThermoDox®, to treat a broad range of cancers.

•                  Announced that Yakult Honsha is proceeding with its plans to initiate a clinical program in Japan to study ThermoDox® for the treatment of primary liver cancer. Celsion and Yakult have executed a letter of intent relating to the commercialization of ThermoDox® for the Japanese markets subject to the execution of definitive agreements.

•                  Presented at the Rodman & Renshaw 10th Annual Healthcare Conference on November 11 in New York.

Mr. Michael H. Tardugno, Celsion’s President and Chief Executive Officer, commented, “We are excited about each of the recent milestones that we have met as we move forward with the Company’s current programs. Advancing our pivotal studies including our Phase II RCW and Phase III liver cancer trials remains our number one priority and we continue to see significant progress in their development. Each of the milestones we have reached speaks to the competency, credibility, and hard work of our management team and staff.”

“Celsion is delivering on its goals,” continued Mr. Tardugno.  “Our cash position is strong, and we remain well-positioned to fund our Phase III primary liver cancer study to a point where we have sufficient results to determine if there is support for an NDA filing. That said, we will continue to be prudent in our spend management while fully supporting our development pipeline.”

For the nine months ended September 30, 2008, Celsion reported a net loss from continuing operations of $10.9 million, or $1.07 per share compared to a net loss from continuing operations of $11.5 million, or $1.07 per share, for the comparable period in 2007. Including income from discontinued operations in 2007, the Company recorded net income of $38.2 million, or $3.32 per diluted share.

Celsion is holding a conference call to discuss third quarter results on Thursday, November 13, 2008, at 11:00 a.m. Eastern Time. Interested parties may dial 877-604-2080 (U.S./Canada) or 706-902-1383 (International) for the teleconference and use Conference ID #72753429 to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the internet at http://www.celsion.com.

The call will be archived for replay on November 13, 2008 at 2:00 p.m. and will be made available until Thursday, November 20, 2008.  The replay can be accessed at 800-642-1687 or 706-645-9291, Conference ID: # 72753429. The call will also be available on the Company’s website, http://www.celsion.com for 30 days after 2:00 p.m. on Thursday, November 13, 2008.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Condensed Statements of Operations

(in thousands except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	3,840	1,959	8,422	6,079
General and administrative	510	1,860	1,586	4,826
Total operating expenses	4,350	3,819	10,008	10,905

Loss from operations	(4,350)	(3,819)	(10,008)	(10,905)

Other income (expense):
Other expense	(57)	(24)	(896)	(439)
Interest income	81	204	185	505
Interest expense	(14)	(12)	(133)	(677)

Loss from continuing operations	(4,340)	(3,651)	(10,852)	(11,516)

Discontinued Operations
Income from discontinued operations	—	33	—	49,755

Net (loss) / income	$(4,340)	$(3,618)	$(10,852)	$38,239

Net loss from continuing operations per common share - basic	$(0.43)	$(0.34)	$(1.07)	$(1.07)

Net loss from continuing operations per common share - diluted	$(0.43)	$(0.34)	$(1.07)	$(1.07)

Net income from discontinued operations per common share - basic	$—	$—	$—	$4.62

Net income from discontinued operations per common share - diluted	$—	$—	$—	$4.32

Net (loss) / income per common share - basic	$(0.43)	$(0.34)	$(1.07)	$3.55

Net (loss) / income per common share - diluted	$(0.43)	$(0.34)	$(1.07)	$3.32

Weighted average shares outstanding - basic	10,149,055	10,774,497	10,146,339	10,764,878

Weighted average shares outstanding - diluted	10,149,055	10,774,497	10,146,339	11,526,717

Celsion Corporation

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Current assets
Cash and short term investments	$8,969	$5,937
Accounts receivable	68	230
Due from Boston Scientific Corporation	15,000	15,000
Prepaid expenses	141	257
Total current assets	24,178	21,424

Property and equipment, net	225	268
Notes and loans receivable	321	1,382
Due from Boston Scientific Corporation - Non Current	—	15,000
Deposits with CROs and other assets	1,178	965
Total other assets	1,724	17,615

Total assets	$25,902	$39,039

Current liabilities
Accounts payable	$2,237	$1,830
Accrued expenses	2,755	5,066
Income taxes payable	—	546
Note payable - current portion	408	677
Total current liabilities	5,400	8,119

Long-term liabilities
Note payable	—	235
Other liabilities	30	34
Total long-term liabilities	30	269

Total liabilities	5,430	8,388

Stockholders’ equity
Common stock	108	108
Additional paid-in capital	89,014	88,320
Unrealized loss on available for sale securities	(21)
Accumulated deficit	(65,990)	(55,138)
Subtotal	23,111	33,290
Less: Treasury Stock - at cost	(2,639)	(2,639)
Total stockholders’ equity	20,472	30,651

Total liabilities and stockholders’ equity	$25,902	$39,039